Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Fourth Quarter and Year Ended December 30, 2012

Greenwood Village, CO — February 19, 2013 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 13 and 53 weeks ended December 30, 2012.

Financial Highlights for the 13 Weeks Ended December 30, 2012, Compared to the 12 Weeks Ended December 25, 2011:

•                  Earnings per diluted share were $0.45, compared to fiscal fourth quarter 2011 earnings per diluted share of $0.20, on a GAAP basis.  Adjusted earnings per diluted share were $0.59, compared to $0.28 in the fiscal fourth quarter a year ago. (See Schedule I.)

•                  Total revenues increased 16.8% to $240.7 million; Company-owned comparable restaurant revenues increased 1.4% on a 13-week comparable basis.

•                  Restaurant-level operating profit margin increased to 20.6% from 19.9%. (See Schedule II.)

•                  The Company opened three new Red Robin® restaurants.

Net income for the 13 weeks ended December 30, 2012, was $6.5 million compared to $2.9 million in the 12 weeks ended December 25, 2011.  Fiscal fourth quarter 2012 net income excluding charges related to the Company’s debt refinancing was $8.4 million.  See Schedule I below for a reconciliation of adjustments to net income in the fiscal fourth quarters of 2012 and 2011.

For the 53 weeks ended December 30, 2012, GAAP net income was $28.3 million, or $1.93 per diluted share, compared to $20.6 million, or $1.34 per diluted share, for the 52 weeks ended December 25, 2011.  Excluding charges related to the Company’s debt refinancing, adjusted net income for the full fiscal year 2012 was $30.2 million, or $2.06 per diluted share, compared to $24.3 million, or $1.58 per diluted share, in the full fiscal year 2011. (See schedule I.)  The fifty-third week in fiscal 2012 contributed an estimated $3.1 million to net income, or approximately $0.21 per diluted share.

“We were very pleased with Red Robin’s business performance during the fourth quarter, which reflected a solid finish to a successful, foundational year for our Company,” said Steve Carley, Red Robin Gourmet Burgers, Inc. chief executive officer.  “We once again significantly outpaced the industry in guest count growth and continued expansion of our operating margins.  The outstanding work of our teams across the enterprise is clearly contributing to improved results and a stronger, more differentiated Red Robin brand.  Looking ahead to 2013, our goal is to build on what we have already accomplished to continue elevating the guest experience and extending our burger authority, while we capitalize on our significant growth potential for new unit development.”

1

Operating Results

Total Company revenues, which include Company-owned restaurant revenues and franchise royalties, increased 16.8% to $240.7 million in the fiscal fourth quarter of 2012 versus $206.0 million in the fiscal fourth quarter of 2011.  For fiscal 2012, total revenues increased 6.8% to $977.1 million.

System-wide restaurant revenues in the fiscal fourth quarter of 2012 totaled $327.5 million, compared to $285.1 million in the same period last year at constant currency rates. For fiscal 2012, system-wide restaurant revenues increased 5.7% to $1.3 billion.

Comparable restaurant revenues increased 1.4% for Company-owned restaurants in the fiscal fourth quarter of 2012 compared to the prior year on a 13-week comparable basis.  In the fourth quarter, guest counts increased 0.3% on a comparable basis while average guest check increased 1.1%.  For the full fiscal year 2012, comparable restaurant revenues increased 1.1% compared to the prior year resulting from a 1.7% increase in average guest check, partially offset by a 0.6 % decrease in guest counts.

Restaurant revenue performance

	Q4 2012	Q4 2011
Average weekly revenues
Company-owned units*	$54,441	$51,844
Franchised units	$52,642	$50,215
Total operating weeks
Company-owned units	4,395	3,909
Franchised units	1,726	1,644

*Excludes Red Robin’s Burger Works®

Restaurant-level operating profit margins at Company-owned restaurants were 20.6% in the fiscal fourth quarter of 2012 compared to 19.9% in the fiscal fourth quarter of 2011, an improvement of 70 basis points.  The higher margins resulted primarily from lower cost of goods sold, improved sales mix, and the impact of the more-profitable additional week in fiscal 2012, partially offset by higher labor costs.  Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors and reconciles this metric to income from operations and net income.

Other Results

General and administrative costs were $20.5 million, an increase of $1.4 million in the fourth quarter 2012 due mainly to the costs associated with the additional operating week. Selling expenses were $6.4 million in the fourth quarter 2012, an increase of $1.9 million, due primarily to higher marketing fund contributions related to increased sales and gift card expenses.

The Company had an effective tax rate of 23.1% in fiscal 2012, compared to 6.8% in the prior year.

Restaurant Openings

As of the end of the fiscal fourth quarter of 2012, there were 339 Company-owned Red Robin® restaurants, including five Red  Robin’s Burger Works®, and 133 franchised Red Robin locations.  In the fiscal fourth quarter of 2012, the Company opened three new Red Robin restaurants, including the Company’s first mid-size prototypes.  One franchised location in Texas that closed during the fiscal third quarter of 2012 was reopened in the fiscal fourth quarter of 2012 by a different franchisee.

Debt Refinancing

As previously announced, the Company closed on a new $225 million credit agreement in December.  The new credit facility, a five-year $225 million revolving line of credit, replaces a facility comprised of a $150 million term loan and $100 million revolving line of credit that was scheduled to mature in May 2016.  In conjunction with the closing of the credit agreement, the Company recorded a non-cash, pre-tax charge of approximately $2.9 million, comprised of a write-off of unamortized fees from the prior credit agreement and a charge related to the re-designation of an interest rate swap in the fourth fiscal quarter 2012.

Balance Sheet and Liquidity

On December 30, 2012, the Company had cash and cash equivalents of $22.4 million and total debt of $135.0 million, including $10.0 million of capital lease liabilities.

During the fiscal fourth quarter of 2012, the Company repurchased approximately 281,000 shares of stock for $8.6 million.  In fiscal year 2012, the Company repurchased a total of approximately 803,000 shares for $24.3 million.

During the fiscal year 2012, cash generated from operations totaled $94.4 million compared to $95.7 million in fiscal 2011, and capital investments amounted to $63.2 million, including $3.2 million for the acquisition of a franchised restaurant, compared to $44.1 million in fiscal 2011.

Outlook for 2013

Red Robin’s 2013 fiscal year consists of 52 weeks ending on December 29, 2013.

In fiscal 2013, the Company expects comparable restaurant sales growth of 2.5% to 3.0% compared to fiscal 2012 based on a combination of increases in prices, items sold per guest and increased guest visits.  Additionally, the Company plans to open 20 new company-owned restaurants, including up to five new Red Robin’s Burger Works® restaurants.

Restaurant-level operating profit margins in fiscal 2013 are expected to be flat to down 10 basis points as a percentage of restaurant sales compared to 20.7% in fiscal 2012 due mainly to higher commodity prices.

General and Administrative costs are expected to range between $83 million and $84 million, while Selling expenses are expected to remain consistent with 2012 at 2.8% of sales.  Depreciation is expected to be around $58 million, an increase of approximately $3 million from fiscal 2012 due to depreciation of newly implemented technology systems, as well as an increased number of units in the Company’s restaurant base.

The income tax rate in fiscal 2013 is expected to range from 23% to 24%.

During fiscal 2013, the Company expects between $50 million and $55 million in capital expenditures, which will be used to open new restaurants, as well as fund restaurant and technology infrastructure improvements and remodeling investments.

The sensitivity of the Company’s earnings per diluted share to a 1% change in guest counts for fiscal 2013 is estimated to be $0.23 on an annualized basis.  Additionally, a 10 basis point change in restaurant-level operating margin is expected to impact earnings per diluted share by approximately $0.05, and a change of $187,000 in pre-tax income or expense is equivalent to approximately $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal fourth quarter 2012 results today at 10:00 a.m. ET. The conference call number is (888) 329-8862, or for international callers (719) 457-2628.   The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.

To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, February 26, 2013.  The replay can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international callers. The conference ID is 4081874.   The webcast replay will also be available on the Company’s website until midnight on Sunday, April 21, 2013.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., is the gourmet burger expert, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages.  In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts and signature Mad Mixology® Beverages.  There currently are 473 Red Robin locations across the United States and Canada, including 335 company-owned Red Robin® restaurants and five Red Robin’s Burger Works® locations, and 133 Red Robin® restaurants  operating under franchise agreements.

Forward-Looking Statements:

Forward-looking statements in this press release regarding our expected earnings per share, restaurant sales, new restaurant growth, future economic performance, capital expenditures, certain statements under the heading “Outlook for 2013” and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “continue,” “will,” “expect,” “believe,” “anticipate,” “intend,” or “estimate,”  or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  We undertake no obligation to update such statements to reflect events or circumstances arising after such date, and we caution investors not to place undue reliance on any such forward-looking statements.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following:  the effectiveness of the Company’s marketing strategies, loyalty program and guest count initiatives to achieve restaurant sales growth; the ability to fulfill planned expansion; the cost and availability of key food products, labor and energy; the ability to achieve anticipated revenue and cost savings from our anticipated new technology systems and other initiatives; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; federal, state and local regulation of our business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For media relations questions contact:

Kevin Caulfield, Senior Director of Communications

(303) 846-5470

For investor relations questions contact:

Stuart Brown, Chief Financial Officer

(303) 846-6000

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Thirteen	Twelve	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011

Revenues:
Restaurant revenue	$236,666	$202,504	$960,994	$898,842
Franchise royalties and fees and other revenue	4,013	3,477	16,138	16,008
Total revenues	240,679	205,981	977,132	914,850

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	59,696	51,464	242,641	227,063
Labor	79,690	67,915	323,100	303,503
Other operating	30,815	27,270	125,471	124,238
Occupancy	17,758	15,570	70,971	65,785
Depreciation and amortization	13,000	12,521	55,468	55,272
General and administrative	20,462	19,058	83,716	79,087
Selling	6,416	4,558	27,082	24,037
Pre-opening costs	639	728	3,474	3,527
Asset impairment charge	—	2,418	—	4,337
Total costs and expenses	228,476	201,502	931,923	886,849

Income from operations	12,203	4,479	45,209	28,001

Other expense:
Interest expense	1,249	1,487	5,662	5,885
Loss on debt refinanacing	2,919	—	2,919	—
Other (income)/expense	(9)	2	(229)	28
Total other expenses	4,159	1,489	8,352	5,913

Income before income taxes	8,044	2,990	36,857	22,088
Income tax expense	1,552	85	8,526	1,511
Net income	$6,492	$2,905	$28,331	$20,577
Earnings per share:
Basic	$0.46	$0.20	$1.97	$1.36
Diluted	$0.45	$0.20	$1.93	$1.34
Weighted average shares outstanding:
Basic	14,085	14,620	14,411	15,122
Diluted	14,326	14,823	14,669	15,357

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	December 30, 2012	December 25, 2011
Assets:
Current Assets:
Cash and cash equivalents	$22,440	$35,036
Accounts receivable, net	16,386	14,785
Inventories	18,371	18,040
Prepaid expenses and other current assets	13,439	9,970
Income tax receivable	858	1,387
Deferred tax asset	3,010	1,429
Total current assets	74,504	80,647
Property and equipment, net	413,258	402,360
Goodwill	62,525	61,769
Intangible assets, net	37,203	38,969
Other assets, net	9,642	9,231
Total assets	$597,132	$592,976

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,241	$14,798
Construction related payables	4,694	3,328
Accrued payroll and payroll related liabilities	31,476	35,044
Unearned revenue, net	28,187	24,139
Accrued liabilities	22,901	19,045
Current portion of credit facility	—	9,375
Current portion of long-term debt and capital lease obligations	784	757
Total current liabilities	102,283	106,486
Deferred rent	44,801	40,025
Long-term portion of credit facility	125,000	136,875
Other long-term debt and capital lease obligations	9,211	9,924
Other non-current liabilities	8,918	4,968
Total liabilities	290,213	298,278

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,499,147 and 17,276,404 shares issued; 13,999,278 and 14,579,257 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 3,499,869 and 2,697,147 shares, at cost	(107,589)	(83,285)
Paid-in capital	185,974	178,111
Accumulated other comprehensive gain (loss), net of tax	5	(326)
Retained earnings	228,512	200,181
Total stockholders’ equity	306,919	294,698
Total liabilities and stockholders’ equity	$597,132	$592,976

Schedule I

Reconciliation of Non-GAAP Results to GAAP Results

(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the thirteen and fifty-three weeks ended December 30, 2012 and the twelve and fifty-two weeks ended December 25, 2011, net income and basic and diluted earnings per share, excluding the effects of the refinancing of the Company’s debt in the fourth quarter of 2012; and severance expense, executive transition costs, and initial gift card breakage revenue recorded in first and second fiscal quarters of 2011. The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. The 2012 and 2011 non-GAAP results were calculated using an assumed 23.5% and 11.5% normalized tax rate, respectively on income and expense items before taxes, excluding the identified items. The non- GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Thirteen	Twelve	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	December 30, 2012	December 25, 2011	December 30, 2012	December 25, 2011

Net income as reported	$6,492	$2,905	$28,331	$20,577
Loss on debt refinancing	2,919	—	2,919	—
Executive transition and severance expense	—	—	—	2,228
Asset impairment and restaurant closure costs	—	2,418	—	4,337
Initial cumulative gift card breakage income	—	—	—	(438)
Income tax expense	(1,020)	(1,208)	(1,020)	(2,391)

Adjusted net income	$8,391	$4,115	$30,230	$24,313

Basic net income per share:
Net income as reported	$0.46	$0.20	$1.97	$1.36
Loss on debt refinancing	0.21	—	0.20	—
Executive transition and severance expense	—	—	—	0.15
Asset impairment and restaurant closure costs	—	0.17	—	0.29
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax expense	(0.07)	(0.10)	(0.07)	(0.16)

Adjusted earnings per share - basic	$0.60	$0.27	$2.10	$1.61

Diluted net income per share:
Net income as reported	$0.45	$0.20	$1.93	$1.34
Loss on debt refinancing	0.20	—	0.20	—
Executive transition and severance expense	—	—	—	0.15
Asset impairment and restaurant closure costs	—	0.16	—	0.28
Initial cumulative gift card breakage income	—	—	—	(0.03)
Income tax expense	(0.06)	(0.08)	(0.07)	(0.16)

Adjusted earnings per share - diluted	$0.59	$0.28	$2.06	$1.58

Weighted average shares outstanding:
Basic	14,085	14,620	14,411	15,122
Diluted	14,326	14,823	14,669	15,357

Schedule II

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the thirteen and fifty-three weeks ended December 30, 2012 and the twelve and fifty-two weeks ended December 25, 2011, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Thirteen		Twelve		Fifty-three		Fifty-two
	Weeks Ended		Weeks Ended		Weeks Ended		Weeks Ended
	December 30, 2012		December 25, 2011		December 30, 2012		December 25, 2011
Restaurant revenues	$236,666	98.3%	$202,504	98.3%	$960,994	98.3%	$898,842	98.3%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	59,696	25.2	51,464	25.4	242,641	25.2	227,063	25.3
Labor	79,690	33.7	67,915	33.5	323,100	33.6	303,503	33.8
Other operating	30,815	13.0	27,270	13.5	125,471	13.1	124,238	13.8
Occupancy	17,758	7.5	15,570	7.7	70,971	7.4	65,785	7.3
Restaurant-level operating profit	48,707	20.6	40,285	19.9	198,811	20.7	178,253	19.8

Add — Franchise royalties and fees and other revenues	4,013	1.7	3,477	1.7	16,138	1.7	16,008	1.7
Deduct — other operating:
Depreciation and amortization	13,000	5.4	12,521	6.1	55,468	5.7	55,272	6.0
General and administrative	20,462	8.5	19,058	9.3	83,716	8.5	79,087	8.5
Selling	6,416	2.7	4,558	2.2	27,082	2.8	24,037	2.6
Pre-opening costs	639	0.3	728	0.4	3,474	0.4	3,527	0.4
Asset impairment charge	—	0.0	2,418	1.2	—	0.0	4,337	0.5
Total other operating	40,517	16.9	39,283	19.2	169,740	17.4	166,260	18.0

Income from operations	12,203	5.1	4,479	2.2	45,209	4.6	28,001	3.1

Interest expense, net and other	4,159	1.7	1,489	0.7	8,352	0.9	5,913	0.6
Income tax expense	1,552	0.6	85	0.0	8,526	0.9	1,511	0.2
Total other	5,711	2.3	1,574	0.7	16,878	1.8	7,424	0.8

Net income	$6,492	2.7%	$2,905	1.4%	$28,331	2.9%	$20,577	2.2%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues and not total revenues.